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                                                                   Exhibit 10.29

                          AGREEMENT, RELEASE AND WAIVER

         James R. Arabia, whose address is 2174 Guy Street, San Diego, California 92103 ("Executive") and I.C.H. Corporation, a Delaware corporation with offices at 9255 Towne Centre Drive, Suite 600, San Diego, California 92121 (hereinafter the "Company"), have reached the following Agreement, Release and
Waiver:

         1. Executive's employment with the Company and Executive's Third Amended and Restated Employment Agreement with the Company is terminated effective June 15, 2000.

         2. The Company agrees to:

                  (a) pay cash severance to Executive in the amount of $3,280,000 which equals Executive's current annual base salary of $525,000, plus Executive's average bonus for 1998 and 1999, $295,000 for a total of $820,000 multiplied by four (4). Executive will be entitled to elect a lump-sum payment upon the effective date of this Agreement, Release and Waiver or payment in equal monthly installments over a thirty-six (36) month period commencing with the effective date of this Agreement, Release and Waiver;

                  (b) continue Executive's participation in the Company's medical, life insurance, and dental plans for a thirty-six (36) month period commencing with the effective date of this Agreement, Release and Waiver including reimbursement for (i) any premium costs Executive may incur with respect to the health insurance plan currently maintained by ICH (and which may be maintained by ICH from time to time) in which Executive (and Executive's spouse and children) participate and


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(ii) all other medical and dental expenses not covered by any medical or dental plan in which Executive (and Executive's spouse and children) participate, including, without limitation, deductible and out-of-pocket expenses; (iii) reimbursement from the Company for any premium costs associated with the term life insurance in the amount of $1,500,000 issued by Security Connecticut and currently owned by Executive. Thereafter, Executive may elect COBRA and continue the life insurance policy, both at Executive's cost.

                  (c) pay Executive a monthly cash payment of $800 in lieu of a local travel allowance for a thirty-six (36) month period commencing with the effective date of this Agreement, Release and Waiver;

                  (d) vest Executive in all his currently outstanding options to purchase Common Stock as of the effective date of this Agreement, Release and Waiver, and recognize that Executive's stock option grant agreements remain in full force and effect including the ten (10) year period from date of grant to exercise options and the requirement that the Company pay Executive thirty (30%) percent of any taxable amount incurred upon the exercise of non-qualified options;

                  (e) forgive Executive's 1997 option loans plus accrued interest in the aggregate amount of $425,047.70 and pay Executive a tax gross-up payment of $390,470 between January 1, 2001 and January 15, 2001;

                  (f) forgive the remainder of Executive's 1998 bonus loan as of the effective date of the Agreement, Release and Waiver in the amount of $33, 666 plus accrued interest and confirms the forgiveness on January 1, 2000 of a portion of such loan in the amount of $33,334 plus accrued interest resulting in forgiveness of an aggregate amount of $69,997.23 during the calendar year 2000;


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                  (g) transfer to Executive title to the 1997 Lincoln Town Car provided to Executive by the Company during his employment; and

                  (h) pay directly to Baker & McKenzie upon presentation of an invoice Executive's attorney's fees incurred in negotiating this Agreement, Release and Waiver up to a maximum of $3,500.

         3. (a) Executive shall immediately resign (i) as Chairman of the Board of Directors and from the Board of Directors of the Company, Sybra Inc., Lyon's of California, Inc. and Care Financial Corp.; (ii) as an officer of each and every company identified in (i) above; and (iii) from any committee Executive serves on with respect to any company identified in (i) above and shall sign and deliver proper letters of resignation to such Boards upon executing this Agreement, Release and Waiver.

                  (b) Executive acknowledges that he has used and been paid appropriate compensation for all of the vacation days accrued by Executive during his employment.

                  (c) The Company shall deduct from any cash amounts owed to Executive pursuant to Section 2 above the following amounts:

                           (i) the house loan of $350,000 plus accrued interest which in the aggregate is equal to $374,843;

                           (ii) the year 2000 option exercise note of $148,000 plus accrued interest which in the aggregate is equal to $150,353.81;

                           (iii) the margin call loan of approximately $165,000; and the Company payment of approximately $406,000 of current margin loans against Company stock currently owned by Executive and to be paid by the Company upon the effective date of this Agreement, Release and Waiver which for purposes of this deduction in the aggregate is equal to $571,000. The Company agrees to pay such


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                                    loan by either wire transfer or journal
                                    entry on the date of the execution of this Agreement, Release and Waiver; and

                           (iv) $1,000 as payment for Executive's CPU which will be destroyed by the Company.

so that a net amount shall be paid to Executive in full satisfaction of any and all claims that he may have for payments or benefits in connection with any services he rendered for the Company or the termination of those services.

                  (d) Any and all gross amounts payable to Executive or forgiven as stated in Section 2 are subject to normal withholding, payroll taxes and other applicable deductions; provided, however, that except as required by applicable law as determined by the Company's independent accountant, (i) the Company shall with respect to any payments made after the effective date of the Agreement, Release and Waiver treat such payments as payments made to a non employee and (ii) the Company shall issue a Form 1099 to Executive with respect to such payments for reporting purposes. Except as set forth in Section 2, Executive will receive no further or other compensation, payments or benefits from the Company and Executive represents that he is not entitled to any other compensation, payments or benefits.

         4. Payment of the amounts identified in Section 2 above will be made or commence to be made, as applicable, on the eighth (8th) day following the day that Executive signs and returns to the Company this Agreement, Release and Waiver together with any and all resignations, and returns to the Company all Company documents, software, equipment, passwords, security codes and/or other Company property in his custody or control (the "effective date of the Agreement, Release and Waiver"). The payment made on the effective date of the Agreement, Release


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and Waiver shall be made by payroll check. Executive acknowledges and understands that the Company has no policy for the payment of any amounts upon termination of employees' services for cause, without cause, or resignation except those specifically required by law or contract and Executive therefore agrees that the payments made under Section 2 above are more than the Company is required to pay under its policies and procedures.

         5. (a) Executive agrees to release the Company, Sybra, Inc., Lyon's of California, Inc., and Care Financial Corp. and any related entities, and the present and former partners, employees, officers, attorneys, directors, agents and representatives of any of them (hereinafter referred to as the "Releasees"), from all claims or demands Executive may have against the Releasees (other than claims or demands that may arise based on obligations of the Releasees under this Agreement, Release and Waiver or any stock option grant agreement), including, without limitation, claims or demands based on Executive's services with the Company, the termination of those services, Executive's Third Amended and Restated Employment Agreement and/or the termination of that agreement. This includes a release of any rights or claims Executive may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act, which prohibits discrimination in employment by reason of disability; or any other federal, state, or local laws or regulations prohibiting discrimination. This also includes a release by Executive of


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any claims for breach of contract, wrongful discharge, promissory estoppel, intentional tort and any other claims, or causes of action arising out of or connected in any way to Executive's employment with the Company and the termination of that employment. This release covers both claims that Executive knows about and those he may not know about.

         Executive hereby agrees that all rights under Section 1542 of the Civil Code of the State of California are hereby waived by Executive. Section 1542 provides as follows:

                  A general release does not extend to claims which a creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

         Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, Executive hereby irrevocably and unconditionally releases and forever discharges Releasee, from any and all charges, complaints, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the date of this Agreement Release and Waiver , including, without limitation, any and all claims related in any manner to Executive's employment or termination thereof.

         The parties understand the word "claims" to include all actions, claims and grievances, whether actual or potential, known or unknown, and specifically, but not exclusively, all claims related to Executives employment or termination thereof. All such claims (including attorneys' fees and costs) are forever barred by the Agreement, Release and Waiver and without regard to whether those claims are


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based on any alleged breach of a duty arising in contract or tort, any alleged unlawful act, or any other claim or cause of action and regardless of the forum in which they might be brought.

                  (b) The Releasees hereby release Executive from any and all claims or demands the Releasees may have against Executive (other than claims or demands that may arise based on obligations of Executive under this Agreement, Release and Waiver), including, without limitation, claims or demands the Releasees may have against Executive based on Executive's services with the Company, the termination of those services, Executive's Third Amended and Restated Employment Agreement and/or the termination of that agreement, other than claims or potential claims against Executive relating to any act of theft, or embezzlement of a material amount against the Company, its subsidiaries and affiliates to recover the amount of theft or embezzlement. In the event the Company files a lawsuit based on claims against Executive relating to any act of theft or embezzlement of a material amount against the Company, Executive shall be entitled to reasonable attorney's fees from the Company upon a determination that Executive is the prevailing party.

         The Company hereby agrees that, other than with respect to claims or potential claims against Executive relating to any act of theft or embezzlement of a material amount against the Company, all rights under Section 1542 of the Civil Code of the State of California are hereby waived by the Company. Section 1542 provides as follows:

                  A general release does not extend to claims which a creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him


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                  must have materially affected his settlement with the debtor.

                  Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, the Company hereby irrevocably and unconditionally releases and forever discharges Executive, from any and all charges, complaints, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected which the Company at any time heretofore had or claimed to have or which the Company may have or claim to have regarding events that have occurred as of the date of this Agreement Release and Waiver , including, without limitation, any and all claims related in any manner to Executive's employment or termination thereof but excluding any claims or potential claims against Executive relating to any act of theft or embezzlement of a material amount against the Company.

         6. (a) Executive promises never to file a lawsuit asserting any claims that are released in Section 5 above. If Executive breaks his promise set forth in this Section and files a lawsuit based on claims that have been released, he shall repay to the Company the entire amount of the gross amounts Executive received pursuant to Section 2 above. Moreover, if Executive breaks his promise set forth in this Section and files a lawsuit based on claims that have been released, he will pay for all costs incurred by the Releasees or any of them, including their reasonable attorney's fees, in defending against Executive's claims.

                  (b) The Company promises never to file a lawsuit asserting any claims that are released in Section 5 above. Moreover, if the Company breaks its promise set forth in this Section and files a lawsuit based on claims that have been released, the Company will pay for all costs incurred by Executive, including his


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reasonable attorney's fees, in defending against the Company's claims.

         7. (a) Executive promises not to discuss or disclose the terms of his separation from the Company or the amount or nature of the benefits being paid under this Agreement, Release and Waiver to any person other than his spouse or other family members and his attorney and/or financial advisor, should one be consulted, provided that those to whom he may make such disclosure agree to keep said information confidential and not disclose it to others.

                  (b) Executive shall not disparage or make any statement which might adversely affect the reputation of the Company, the Releasees, or any of its or their subsidiaries, affiliates, employees, officers, directors or representatives. Neither the Company, Releasees, nor any of its or their subsidiaries, affiliates or management representatives shall disparage or make any statement which might adversely affect the reputation of Executive. For the purpose hereof, disparagement shall include, without limitation, any statement accusing any of the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action.

                  (c) Executive shall not be required to mitigate amounts payable pursuant to this Agreement, Release and Waiver by seeking other employment or otherwise nor (except as contemplated by the terms of this Agreement, Release and Waiver) shall there be any offset or requirement to return such payments.

                  (d) The Company agrees that the press release regarding the termination of Executive's employment shall not contain any information regarding the circumstances surrounding such termination other than the following information which shall be stated substantially in the following form:


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                  ICH Corporation announced the replacement of James R. Arabia as Chairman, President and Chief Executive Officer of the Company and its operating subsidiaries citing philosophical differences regarding the Company's future growth strategy and direction. Mr. Arabia resigned from such positions and as a director of the Company at the request of the Board of Directors;

In addition, such press release shall contain certain information related to a one time charge to be taken by the Company as a result of the payments made to Executive pursuant to this Agreement, Release and Waiver.

         8. Executive shall maintain the confidentiality of all proprietary information of the Company, Releasees, and any parent, subsidiary or affiliated company including but not limited to proprietary information related to financial, marketing, strategic or other plans and projections, pricing, rates of return, client lists and related data of such entities. Executive acknowledges that the Company and Releasees would be irreparably injured if any such proprietary information were disclosed to any third person. Executive states that he is not in possession of any property of the Company or any of the Releasees. Executive hereby acknowledges that, in addition to the Company's remedies at law, any breach of this Section shall be remediable by entry of an injunction restraining such breach and enforcing this Section or other equitable relief because money damages for such breach will not adequately compensate the Company or Releasees. Executive expressly waives all rights to raise the adequacy of the Company's or Releasees' other remedies at law as a defense thereto. Nothing herein is intended to preclude Executive from working in the restaurant or investment business or providing information to prospective employers or investors regarding his background and qualifications, provided, however, that such information shall not include any disclosure with


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respect to non-public information regarding the Company, or its various subsidiaries.

         9. By making this Agreement, Release and Waiver, the Company does not admit that it has done anything wrong. Nothing in this Agreement, Release and Waiver shall be construed as an admission by the Company of any fact or issue against its interest.

         10. Each party shall be responsible for their own tax liability with respect to payments made or benefits provided under this Agreement, Release and Waiver.

         11. Executive understands and acknowledges that the Company has given Executive a period of twenty-one (21) days to review and consider this Agreement, Release and Waiver before signing it. Executive further understands that Executive may use as much of this twenty-one (21) day period as Executive wishes prior to signing.

         12. The Company strongly encourages Executive to consult with an attorney prior to signing this Agreement, Release and Waiver. Executive acknowledges that whether or not he does so is his decision and that he has had ample opportunity to consult with an attorney before signing this Agreement, Release and Waiver.

         13. Executive may revoke this Agreement, Release and Waiver within seven (7) days of the date on which Executive signs it by delivering a written notice of revocation to the attorneys for the Company, Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, New York, New York 10022, Attention: Christopher J. Sues, Esq. no later than the close of business on the seventh day after Executive signs and delivers this Agreement, Release and Waiver to the Company or its attorney. If


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Executive revokes this Agreement, Release and Waiver, it shall not be effective or enforceable and Executive will not receive the payments or benefits described in Section 2 above.

         14. Executive acknowledges that whether or not he signs this Agreement, Release and Waiver or it becomes effective, Executive's services to the Company end on the date set forth in Section 1 above.

         15. This Agreement, Release and Waiver is the entire agreement between Executive and the Company regarding the termination of Executive's services. Executive acknowledges that the Company has made no promises to Executive other than those contained in this Agreement, Release and Waiver.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, RELEASE AND WAIVER, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT OF HIS OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXCEPT AS STATED IN THIS AGREEMENT, RELEASE AND WAIVER, THE COMPANY HAS MADE NO REPRESENTATIONS OR PROMISES TO HIM.

I.C.H. CORPORATION                        ACCEPTED AND AGREED:

By:   /S/                                    /S/
   ------------------------------         ------------------------------
                                          James R. Arabia
   Date:                                  Date: